Exhibit 99.1

	contact:	Robert M. Warwick
(206) 388-5785		Chief Financial Officer
www.stockvalues.com		(415) 275-5100

NEWS RELEASE

Willis Lease Finance to Repurchase 1.3 Million Common Shares for $11.7 Million

SAUSALITO, CA – December 8, 2006 – Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today reported it has agreed to repurchase 1.3 million shares of its common stock, or 14% of shares outstanding, at $9.00 per share from FlightTechnics, LLC.  The closing of this sale is expected to occur within five days.

“This transaction provides significant benefits for our shareholders and underscores our belief in the future of Willis Lease,” said Charles F. Willis, President and CEO.  “I am very pleased that W. William Coon, who has been FlightTechnics nominee on our Board of Directors, has agreed to remain on the Board after this sale.”

Willis Lease agreed to repurchase the shares in a private transaction in a stock purchase agreement on December 8, 2006.  The repurchased shares will be cancelled.  As a result of this transaction the total number of common shares outstanding will be 8 million.  Based on the shareholders’ equity of Willis Lease as of September 30, 2006, this purchase results in an approximate 5.3% increase in the book value of each share of common stock.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines, rotable parts and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities worldwide.  These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made; and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to, disruptions in the equity markets, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

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Note: Transmitted on Business Wire on December 8, 2006 at 11:55 a.m. PST.